NEWS RELEASE
FOR RELEASE: IMMEDIATE
GATX BOARD OF DIRECTORS ELECTS BRIAN KENNEY AS CHAIRMAN OF THE BOARD OF GATX CORPORATION
     CHICAGO, October 3 - GATX Corporation today announced that its board of directors has elected Brian A. Kenney, president and chief executive officer, to the additional post of chairman of the board of GATX Corporation, effective October 12, 2005. Mr. Kenney, 46 years old, joined the GATX board of directors in October 2004, upon his election as president and was appointed chief executive officer in conjunction with the Company’s annual shareholders’ meeting in April 2005. Mr. Kenney succeeds Ronald H. Zech, who retires as chairman of the board, a position he held since 1996, completing a previously announced succession plan.
COMPANY DESCRIPTION
     GATX Corporation (NYSE:GMT) provides lease financing and related services to customers operating rail, air, marine and other targeted assets. GATX is a leader in leasing transportation assets and controls one of the largest railcar fleets in the world. Applying over a century of operating experience and strong market and asset expertise, GATX provides quality assets and services to customers worldwide. GATX has been headquartered in Chicago, IL since its founding in 1898 and has traded on the New York Stock Exchange since 1916. For more information, visit the Company’s website at www.gatx.com.
FOR FURTHER INFORMATION CONTACT:
Rhonda S. Johnson
Director, Investor Relations
GATX Corporation
312-621-6262
Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.
(10/03/05)